UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 24, 2015 (March 18,  2015)

BANKRATE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-35206	65-0423422
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

11760 U.S. Highway One, Suite 200

North Palm Beach, Florida 33408

(Address of principal executive offices)

(561) 630-2400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 18, 2015, Bankrate, Inc. (the “Company”) received a notice from the New York Stock Exchange (the “NYSE”) indicating that the Company is not in compliance with the NYSE’s continued listing requirements under the timely filing criteria outlined in Section 802.01E of the NYSE Listed

Company Manual as a result of its failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Form 10-K”).

The NYSE has informed the Company that, under the NYSE rules, the Company will have six months, from March 17, 2015 to file its Form 10-K with the Securities and Exchange Commission (the “SEC”).  The Company can regain compliance with the NYSE listing standards at any time prior to such date by filing the Form 10-K with the SEC.  If the Company fails to file its Form 10-K prior to such date, then the NYSE may grant, at its discretion, a further extension of up to six additional months, depending on the specific circumstances.  The letter from the NYSE also notes that the NYSE may commence delisting proceedings at any time if the circumstances warrant.

As disclosed by the Company in its Form 12b-25 filed with the SEC on March 3, 2015, the Company is unable to file its Form 10-K pending completion of the previously announced internal review of the Company’s financial statements for each of fiscal years 2011, 2012 and 2013.  The Company is working to complete that review and to file its Form 10-K as soon as possible.

Item 8.01Other Events.

The Company announced today that it has obtained a waiver, dated March 24, 2015 (the “Waiver”), to its existing revolving credit agreement (the “Credit Agreement”).  The Waiver to the Credit Agreement waives compliance by the Company with certain of the reporting covenants set forth in the Credit Agreement.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits

The following exhibits are filed herewith:

99.1Press Release dated March 20, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2015	BANKRATE, INC.
	By:	/s/ James R. Gilmartin
James R. Gilmartin SVP, General Counsel

EXHIBIT INDEX

Number	Description

99.1	Press Release, dated March 20, 2015